FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(l) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

   Zaremba            Richard               A.
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   (Last)            (First)            (Middle)

   10 Warwick Lane
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                     (Street)

   Bayshore             New York        11706
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol


   MISONIX INC. (MSON)
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year


   August, 2002
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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)


   Chief Financial Officer, Secretary and Treasurer
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                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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Common Stock,
  par value $.01          8/26/02                      2,000     D         $6.00         16,870             D             N/A
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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1996 Employee
Incentive                                                               Common
Stock Option                                                            Stock, $.01
Plan         $3.07    3/3/99                   15,000   3/3/00   3/3/09 par value  15,000  $3.07
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1998 Employee                                                           Common
Stock Option                                                            Stock, $.01
Plan         $7.3125  8/9/00                   15,000   8/9/01   8/9/11 par value  15,000  $7.3125
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1998 Employee                                                           Common
Stock Option                                                            Stock, $.01
Plan         $6.12    5/8/01                   15,000   5/8/02   5/8/11 par value  15,000  $6.12
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2001 Employee                                                            Common
Stock Option                                                             Stock, $.01
Plan         $6.07  10/17/01                   32,000 10/17/02  10/17/11 par value  32,000 $6.07     77,000       D
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


              /s/ Richard Zaremba                             August 27, 2002
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              ** Signature of Reporting Person                    Date
                 Richard A. Zaremba

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


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